Exhibit 4.60

(English Translation)

Supplementary Agreement to the

Equity Pledge Agreement

This Supplementary Agreement to the Equity Pledge Agreement (this “Agreement”), dated September 6, 2011, is made in Beijing by and between:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B:	Yanhong Li
ID No.:	110108196811171874

Party C:	Beijing Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing

(Collectively, the “Parties”)

WHEREAS:

(1)	Pursuant to the Equity Pledge Agreement (“Original Pledge Agreement”) by and between Party A (as the “Pledgee”) and Party B (as the “Pledgor”), Party B pledges all his equity interest in Baidu HR Consulting (Shanghai) Co., Ltd. (“Baidu HR Consulting”) to Party A as security for the performance of his obligations under the Loan Agreement between Party B (as the “Borrower”) and Party A (“Original Loan Agreement”), as well as the Exclusive Technology Consulting and Service Agreement between Party A and Baidu HR Consulting;

(2)	With consent of Party A, Party B intends to transfer the equity interest in Baidu HR Consulting which has been pledged to Party A under the original Equity Pledge Agreement (the “Equity Interest”) to Party C (the “Equity Transfer”);

(3)	The Parties have entered into a Supplemental Agreement to the Loan Agreement, according to which the Parties agree that Party C will assume all rights and obligations of Party B under the original Loan Agreement on and from the date on which Baidu HR Consulting completes the procedures necessary to change industrial and commercial registration of the Equity Interest (i.e., Party C is officially registered as a shareholder of Baidu HR Consulting with the competent industrial and commercial authority) (the “Transfer Effective Date”);

(4)	Based on the above, the Parties to the Original Pledge Agreement agree to make corresponding amendments to the Original Pledge Agreement, and Party C will assume all rights and obligations of Party B under the Original Pledge Agreement; Party C agrees to accept such arrangement.

NOW, THEREFORE, the Parties agree as follows to define their respective rights and obligations hereunder:

1.	Party C hereby warrants and covenants to Party A that upon due completion of Equity Transfer, Party C will continue to pledge the Equity Interest to Party A. Party A agrees to the Equity Transfer contemplated hereunder on reliance of such warranties and covenants of Party C.

2.	It is acknowledged that the Equity Transfer will not release the pledge of the Equity Interest contemplated under the Original Equity Pledge Agreement. It is agreed that all of the rights and obligations of Party B under the Original Equity Pledge Agreement will be deemed to have been transferred to Party C along with the Equity Interest as of the Transfer Effective Date.

3.	As the transferee of the Equity Interest, Party C agrees to assume all rights and obligations of Party B under the Original Equity Pledge Agreement (including without limitation its agreement to pledge the Equity Interest under its name to Party A) and continue to perform the Original Equity Pledge Agreement pursuant to its terms and conditions.

4.	The Parties agree to cooperate and take all actions (including without limitation signing any relevant document) necessary and advisable to update and/or improve the legal procedures regarding pledge of the equity interest contemplated under the Original Equity Pledge Agreement and this Agreement, including without limitation after the duly completion of transfer of the Equity Interest, (1) immediately cause any update of the pledge of Equity Interest under this Agreement to be recorded in the register of members of Baidu HR Consulting; and (2) promptly effect the procedures necessary to register the pledge of the Equity Interest contemplated under the Original Equity Pledge Agreement and this Agreement with competent industrial and commercial authority.

5.	It is agreed and acknowledged by the Parties that once effective, this Agreement will constitute an update of the Original Equity Pledge Agreement and the Parties may, if necessary, enter into a separate equity pledge agreement based on the update of the Original Equity Pledge Agreement provided herein to reinstate the respective rights and obligations of Party A (as the Pledgee) and Party C (as the Pledgor) as of the Transfer Effective Date.

6.	This Agreement is effective upon signature of all Parties.

7.	Any dispute in connection with this Agreement will be revolved by arbitration according to Clause 15 of the Original Equity Pledge Agreement.

8.	This Agreement is in three (3) counterparts with each Party holding one copy. Each copy has the same legal effect.

(signatures on following page)

(Signature page)

Party A:             Baidu Online Network Technology (Beijing) Co., Ltd.

By:                      /s/ Zhan Wang

Title:                   authorized representative

Seal:                    Baidu Online Network Technology (Beijing) Co., Ltd.

Party B:             Yanhong Li

By:                      /s/ Yanhong Li

Party C:            Beijing Baidu Netcom Science Technology Co., Ltd.

By:                      /s/ Zhixiang Liang

Title:                   authorized representative

Seal:                    Beijing Baidu Netcom Science Technology Co., Ltd.

Appendix I

Register of Shareholders of Baidu HR Consulting (Shanghai) Co., Ltd.

Name of shareholders: Beijing Baidu Netcom Science Technology Co., Ltd.

Address: [2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing]

Capital contribution: RMB 50 million

Percentage of capital contribution: 98%

Capital contribution certificate No.:

Beijing Baidu Netcom Science Technology Co., Ltd. held 98% equity interest of Baidu HR Consulting (Shanghai) Co., Ltd., all of which has been pledged to Baidu Online Network Technology (Beijing) Co., Ltd.

Baidu Online Network Technology (Beijing) Co., Ltd. holds a pledge of 98% equity interest of Baidu HR Consulting (Shanghai) Co., Ltd.

Baidu HR Consulting (Shanghai) Co., Ltd.

By:             /s/

Name:

Title: Legal Representative

Date: September 6, 2011

Appendix 2

Shareholders’ Meeting Resolutions of Baidu HR Consulting (Shanghai) Co., Ltd.

Shareholders’ Meeting of Baidu HR Consulting (Shanghai) Co., Ltd. (the “Company”) has reached the resolutions as follows regarding the execution of the Supplementary Agreement to the Equity Pledge Agreement dated September 6, 2011 between Beijing Baidu Netcom Science Technology Co., Ltd. and Baidu Online Network Technology (Beijing) Co., Ltd.:

Hereby agree that Beijing Baidu Netcom Science Technology Co., Ltd., shareholder of the Company, to pledge the equity interest held by it in the Company, to Baidu Online Network Technology (Beijing) Co., Ltd.

These resolutions are signed and delivered by all shareholders of the Company on September 6, 2011.

Shareholder: Beijing Baidu Netcom Science Technology Co., Ltd.

By:         /s/ Zhixiang Liang

Title:     Authorized representative